UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 18, 2022

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box HM 2267, Windsor Place 3rd Floor
22 Queen Street, Hamilton HM JX Bermuda                         N/A
(Address of principal executive offices)                          (Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary shares, par value $1.00 per share	ESGR	The NASDAQ Stock Market	LLC
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Fixed-to-Floating Rate	ESGRP	The NASDAQ Stock Market	LLC
Perpetual Non-Cumulative Preferred Share, Series D, Par Value $1.00 Per Share
Depositary Shares, Each Representing a 1/1,000th Interest	ESGRO	The NASDAQ Stock Market	LLC
in a 7.00% Perpetual Non-Cumulative Preferred Share, Series E, Par Value $1.00 Per Share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On August 18, 2022, Cavello Bay Reinsurance Limited (“Cavello Bay”), a wholly-owned subsidiary of Enstar Group Limited (“Enstar”), entered into a Master Agreement with Allianz SE (“Allianz”) and Enhanzed Reinsurance Ltd. (“Enhanzed Re”). Cavello Bay currently owns 75.1% of Enhanzed Re and Allianz owns the remaining 24.9%. Pursuant to the Master Agreement, Cavello Bay and Allianz have agreed to a series of transactions that will (a) commute or novate all of the reinsurance contracts written by Enhanzed Re, (b) repay the $70.0 million of subordinated notes issued by Enhanzed Re to an affiliate of Allianz, and (c) distribute Enhanzed Re’s excess capital to Cavello Bay and Allianz in accordance with their respective equity ownership.
Pursuant to the Master Agreement, all of the insurance liabilities ceded to Enhanzed Re by affiliates of Enstar will be commuted or novated to Cavello Bay. All of the insurance liabilities ceded to Enhanzed Re by affiliates of Allianz will be commuted to Allianz or novated to Cavello Bay, except for one reinsurance transaction related to a block of annuity policies written by an affiliate of Allianz (the “Annuities Portfolio”). Each commutation and novation will be priced based on the estimated amount of the liabilities being commuted or novated as of June 30, 2022. Pursuant to the Master Agreement, Cavello Bay and Allianz will cooperate in good faith with Enhanzed Re to novate the Annuities Portfolio to a third-party on commercially reasonable terms.
The completion of the transactions contemplated by the Master Agreement is subject to customary closing conditions, including the receipt of certain regulatory approvals. The novation of the contract related to the Annuities Portfolio may occur after the commutation and novation of all of Enhanzed Re’s other reinsurance contracts, but all of such commutations and novations are expected to occur in the third or fourth quarter of 2022.
Completion of the commutations and novations contemplated by the Master Agreement will eliminate Enstar's direct exposure to catastrophe business and is expected to result in an approximate $62 million increase in Enstar's book value, which represents an increase of approximately $3.57 in book value per share, exclusive of the potential impact of a future novation of the Annuities Portfolio.
Item 7.01. Regulation FD Disclosure.
During the six months ending June 30, 2022, we reported total recognized and unrecognized investment losses of $1.3 billion, which were driven by continued volatility in the global financial markets. In the month of July 2022, our investment portfolio recognized an estimated unrealized gain of $221 million, or $12.72 per share, which was driven by an improvement in equity and credit markets and a drop in interest rates. These figures exclude the results of Enhanzed Re and certain other investments that are reported on a quarterly lag as disclosed in Note 16 - Subsequent Events to the consolidated financial statements included within our Quarterly Report on Form 10-Q for the period ended June 30, 2022.
In addition to the strong July month end investment results, market conditions in August continue to improve which has favorably impacted our risk assets. As of the date of this filing, equity markets were up and credit spreads have continued to improve. All in yields remain elevated year-to-date which allows us to invest new premium at attractive levels. Regardless of near-term volatility, we continue to have conviction that our investment portfolio is well positioned to deliver long term value.
Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the parties may not be able to complete the proposed transactions due to the failure of the closing conditions being satisfied or for other reasons. In addition, the capital markets remain volatile and there can be no assurance that the quarter to date unrealized investment gains will be maintained through the end of the quarter.

Important risk factors regarding Enstar can be found under the heading "Risk Factors" in Enstar’s Form 10-K for the year ended December 31, 2021, which are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

August 18, 2022	By:	/s/ Orla Gregory
Orla Gregory
Chief Financial Officer